EXHIBIT 10.3
PERFORMANCE FOOD GROUP COMPANY
AMENDED AND RESTATED
SENIOR MANAGEMENT SEVERANCE PLAN
I. PLAN PURPOSE
Performance Food Group Company (the “Company”) hereby adopts this Amended and Restated Senior Management Severance Plan (the “Plan”). The purpose of the Plan is to provide transition and severance benefits, as well as payments for a non-competition agreement, to eligible associates solely in the event of a company-initiated, non-misconduct separation from the Company.
II. PLAN INTERPRETATION
The Plan is intended to be a “top hat” plan, that is, an unfunded plan maintained by the Company to provide transition and severance benefits, as well as payments for a general release and, in some instances at the Company’s discretion, a non-competition agreement, for a select group of management or highly compensated employees, as that term is defined in Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Plan shall be interpreted and administered consistent with the top hat provisions of Title I of ERISA.
III. PLAN ELIGIBILITY
An associate who works for (i) the Company or (ii) any one of the Company’s U.S. based subsidiaries or affiliates which are participating in this Plan with the permission of the Plan Administrator (as defined in Section V below) (any such entity referred to as an “Employer”), shall be eligible to participate in the Plan during such times as the associate satisfies both of the following:
1.	The associate holds a position with the Employer with a pay grade level of eleven (11) or higher.

2.	The associate is a member of a “select group of management or highly compensated employees”, within the meaning of Title I of ERISA, as determined by the Plan Administrator.
Eligible associates shall commence participation in the Plan as of the date the Employer provides the associate with written notification of the Employer’s intent to initiate the termination of the associate’s employment based on factors other than termination for Cause (as defined herein).

IV. PLAN SPECIFICS
Eligible associates who have been provided with the notice of termination as specified in Article III above (hereafter referred to as “Participant(s)”) may be offered pursuant to this Plan:
1. Transition Pay
Eligible Participants may be granted a transition period at the discretion of the Plan Administrator (the “Transition Period”) during which they will remain employed by the Employer and will be eligible to receive their then-current base salary compensation and benefits to assist with the transition of responsibilities. The Transition Period will commence on the date stated as the Transition Period start date in the written notification by the Employer to the Participant of the intent to sever the employment relationship. The Transition Period will be calculated on a calendar year basis (365/366 days), inclusive of the date stated in the written notification according to the schedule set forth below based on the number of years of service Participant has provided to the Employer, and in the Employer’s sole discretion, the number of years of service provided by Participant to any entity acquired by the Employer.
If the Plan Administrator grants a Participant a Transition Period, the Participant will be entitled to Transition Pay for the period set forth in the table below based on the Eligible Participant’s pay grade immediately prior to the commencement of the Transition Period and may be provided with office space at the discretion of PFG management.

Pay Grades	< 5 Yrs	≥ 5 Yrs	> 10 yrs
Grade 11	4 weeks	8 weeks	12 weeks
Grade 12	8 weeks	12 weeks	18 weeks
Grade 13	8 weeks	12 weeks	18 weeks
Grade 14/15	8 weeks	12 weeks	18 weeks
Grade 16	8 weeks	12 weeks	18 weeks
The Participant’s continued employment during the Transition Period and receipt of transition payments are contingent upon his/her execution of a Transition Confidentiality and Non-Compete Agreement and General Release (hereafter “Transition Agreement”) covering all claims, known or unknown, arising from the date of hire through the commencement of the Transition Period.

2. Severance Pay
After receiving his/her regular ongoing base salary compensation and benefits during the Transition Period if granted by the Plan Administrator, the Participant will, if qualified, receive severance payments (subject to applicable withholdings) at the Company’s discretion in a lump sum or on their regular payroll basis based in whole or in part on the following criteria: (a) his or her base salary as of the commencement of the Transition Period or termination date, as applicable, (b) his or her pay grade, and (c) his or her years of service with the Employer, and in the Employer’s sole discretion, his or her years of service provided to any entity acquired by the Employer, according to the following schedule (“Severance Payment(s)”):

Base Salary (Weeks)
Pay Grade	< 2 Yrs	2-5 Yrs	≥ 5 Yrs	> 10 yrs
Grade 11	4 weeks	7 weeks	14 weeks	21 weeks
Grade 12	7 weeks	14 weeks	29 weeks	43 weeks
Grade 13	14 weeks	29 weeks	50 weeks	71 weeks
Grade 14/15	17 weeks	34 weeks	60 weeks	83 weeks
Grade 16	20 weeks	39 weeks	69 weeks	93 weeks
Severance Payments under this Plan and the above schedule will be limited to:
The amount of the Participant’s base salary on a daily basis using 365/366 as the denominator multiplied by the number of days in the applicable number of weeks within the above table.
For example, if a Participant was a Grade 12 pay grade with 6 years of service, making $100,000 per year, she would receive $55,615.91 (which equals the product of (i) 203 days and (ii) the quotient of (A) 100,000 divided by (B) 365).
The receipt of Severance Payment is conditioned upon the Participant signing the Severance Agreement and General Release, Post-Transition Agreement and General Release, and Non-Compete Agreement as applicable (hereafter “Severance Agreement”). The Participant will be presented with the Severance Agreement at the end of the Transition Period or at the date of Participant’s termination of employment if no Transition Period is granted.
3. Annual Incentive Plans
The Participant will receive the components of any applicable senior management bonus program prorated through the commencement of the Transition Period or the date of Participant’s termination of employment if no Transition Period is granted. This portion of the incentive will be based on actual payout results. The bonus, if earned, may, at the Company’s discretion, be paid at the time earned incentives are paid to continuing executive associates or may be paid simultaneously with the severance payment.

Following the commencement of the Transition Period, or Participant’s termination of employment if no Transition Period is granted, eligible Participants will not receive any further opportunity to participate in any portion of any senior management bonus program for the current or prospective fiscal year. Additionally, no other incentive plan payments will be made from the senior management bonus program nor any other incentive plan as part of this Plan. Eligible Participants will not be entitled to any other benefits following the Transition Period or Participant’s termination of employment if no Transition Period is granted.
4. Long-Term Incentive Plans
This Plan does not provide any separate terms for the administration and determination of eligibility or payments under the Company’s long-term incentive plans, including any stock options, stock appreciation rights or restricted stock. The underlying agreements and the actual provisions of those long-term plans will govern any payment or vesting.
5. Termination Upon Death
This Plan and any and all benefits provided under this Plan shall continue in the event of the death of a Participant at any time while receiving benefits under the Plan.
V. ADMINISTRATION
The Company will pay for the benefits provided by this Plan from the general assets of the Company under the circumstances set forth herein.
This Plan will be administered by the Chief Executive Officer and Chief Human Resources Officer (or their designees) or the Chairman of the Company’s Compensation Committee in the event that the Participant is designated by the Board of Directors as a reporting person under Section 16 of the Securities Exchange Act of 1934, as amended, or in the event that the Chief Human Resources Officer is involved as a potential participant (hereafter collectively “Plan Administrator”).
The Plan Administrator has complete and sole discretion and authority to interpret the terms of the Plan and has sole discretion and authority to determine questions of eligibility and amount of Transition Payments, if any, and Severance Payments and any other benefits contemplated herein, if any, due under the Plan.
The Company reserves the right to modify and/or discontinue this Plan. Any modification or termination of the Plan will be communicated to all eligible associates.
In the event a claimant believes he or she is entitled to benefits under the Plan that have not been provided, the Associate must make a written claim for benefits with the Plan Administrator. The Plan Administrator will advise the claimant within ninety (90) days of receiving the claim, whether that claim will be accepted or denied. If denied, the claimant may request that the decision be reviewed by filing an appeal with the Plan Administrator within sixty (60) days of receiving the denial of claim. If the appeal is denied, the claimant will be given a written explanation of the reasons for the denial within sixty (60) days of the filing of the claimant’s appeal. In certain circumstances, it may take longer to make a decision regarding the appeal. If it takes longer than sixty (60) days to make a decision on the appeal, the claimant will be notified of the need for additional time. In no event will the additional time exceed one hundred twenty (120) days from receipt of the request for review. If the claimant disagrees with the final decision on appeal, the claimant may exercise his or her right to bring legal action.
The Company reserves the right to discontinue payments under this Plan if a Participant is terminated for Cause (as defined below) during the Transition Period, if any, or if Participant at any time violates any confidentiality, non-competition, non-solicitation or non-disparagement agreement between Participant and any Employer, as determined in the Plan Administrator’s sole discretion. Any such determination shall be final and binding on a Participant. “Cause"  shall mean (i) a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, (ii) a Participant’s willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Company or any subsidiary or affiliate, (iii) the engaging by the Participant in conduct which is demonstrably injurious to the Company, monetarily or otherwise, (iv) a material failure on the part of a Participant to meet performance standards or objectives established by the Participant’s supervisor(s), (v) a material breach or violation of the Company’s employee policies, or (vi) any act, omission or failure to act by the Participant which the Plan Administrator determines, in its sole discretion, constitutes Cause. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
VI. EXCLUSION
This Plan will not provide any benefits in the event of a transaction involving a spinoff, corporate sale, sale of assets or a legal or organizational restructuring of one or more subsidiaries, segments or divisions of the Company, including any Employer, or for intercompany transfers within the Company and its subsidiaries. In the event that a Participant receives benefits pursuant to an Agreement for Key Executives between the Company and the Participant, the Participant shall not be entitled to any benefits pursuant to this Plan.
VII. EMPLOYMENT AGREEMENTS
Any Severance Payments payable pursuant to this Plan shall be reduced by any amounts payable pursuant to an employment or similar agreement between Employer and the Participant upon Participant’s termination of employment.
VIII. PLAN YEAR
The Plan operates on a calendar year basis until amended or terminated by the Company.

IX. EFFECT OF SECTION 409A OF THE CODE
It is intended that (1) each installment of the payments provided under this Plan is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Plan, if the Company determines (i) that on the date a Participant’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Participant is a “specified employee” (as such term is defined under Section 409A) of the Company and (ii) that any payments to be provided to the Participant pursuant to this Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Plan then (A) such payments shall be delayed until the date that is six months after date of the Participant’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).”

AMENDED AND RESTATED
SENIOR MANAGEMENT SEVERANCE PLAN
ATTACHMENT A
The following legal entities or segments have adopted this Plan as an Employer as that term is used in the Plan for purposes of determining eligibility.
Performance Food Group Company
Customized Distribution
Broadline Distribution